Exhibit 10.13

Senior Executives

NONQUALIFIED STOCK OPTION EMERGENCE AWARD AGREEMENT

PURSUANT TO THE

AVAYA HOLDINGS CORP. 2017 EQUITY INCENTIVE PLAN

* * * * *

Participant:             [Participant Name]

Grant Date:             December 15, 2017

Grant Number:      [Client Grant ID]

Per Share Exercise Price:     $19.46

Number of shares of Common Stock subject to this Non-Qualified Stock Option (“Option”): [Options Granted]1

* * * * *

This NON-QUALIFIED STOCK OPTION EMERGENCE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Avaya Holdings Corp., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Avaya Holdings Corp. 2017 Equity Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, the Committee has determined under the Plan that it would be in the best interests of the Company to grant the Participant the Option provided herein, subject to the terms and conditions contained herein and in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms, conditions and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms, conditions and provisions are made a part of and incorporated into this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content and agrees to be bound thereby and hereby. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

[1]	Note to Draft: Number of shares subject to the Option will represent 25% of the Emergence Grant.

2. Grant of Option. The Company hereby grants to the Participant, as of the Grant Date specified above, the Option to acquire from the Company at the Per Share Exercise Price specified above, subject to adjustment as provided for in the Plan, on the terms and conditions set forth in this Agreement and otherwise provided for in the Plan, the aggregate number of shares of Common Stock specified above subject to adjustment as provided for in the Plan (the “Option Shares”). Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Common Stock underlying the Option, except as otherwise specifically provided for in the Plan or this Agreement.

3. Vesting and Exercisability.

(a) General. Except as set forth in Sections 3(b), Section 3(c), Section 3(d) or Section 3(e), as applicable, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination of Employment prior to each such vesting date, and provided, further, that there shall be no proportionate or partial vesting in the periods prior to each such vesting date:

Vesting Dates	Percentage of Option
First Anniversary of the Grant Date	33.33%
Last Day of Each Quarter Thereafter	8.33%

Notwithstanding the foregoing, if the number of Option Shares is not evenly divisible, then the portion of the Option represented by any fractional Option Shares shall not vest and the smaller installments shall vest first, and upon vesting of the last installment in accordance with the terms and conditions hereof, 100% of the Option subject to this Award shall be fully vested.

(b) Accelerated Vesting Upon a Qualifying Termination (No Change in Control). In the event the Participant incurs a Termination of Employment prior to the last vesting date provided for in Section 3(a) as a result of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability (any such Termination of Employment, a “Qualifying Termination”), and such Qualifying Termination does not occur within the twenty-four (24) month period immediately following a Change in Control (such period, the “CIC Period”), subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with Sections 8 through 12 of this Agreement, the portion of the Option that would have vested pursuant to Section 3(a) above in the first twelve (12) months following the date of such Termination of Employment shall vest effective as of the date of such Termination of Employment; provided that James Chirico, while serving as Chief Executive Officer of the Company, may elect, prior to the date of the Participant’s Termination of Employment and following consultation with the Board, to vest the balance of the outstanding and unvested Option, which vesting shall occur unless the Committee notifies Mr. Chirico that it opposes any such vesting within five (5) business days of receiving written notice of such election. Any such additional vesting will be subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with Sections 8 through 12 of this Agreement.

(c) Accelerated Vesting Upon a Qualifying Termination (Change in Control). In the event the Participant incurs a Qualifying Termination within the CIC Period, subject to the Participant’s (or the Participant’s estate’s, if applicable) execution, delivery and non-revocation of a customary release of claims in favor of the Company and its subsidiaries and affiliates within sixty (60) days of such Termination of Employment and, except in the event of a Termination of Employment due to death, continued compliance with Sections 8 through 12 of this Agreement, any outstanding and unvested portion of the Option shall fully vest effective as of the date of such Termination of Employment.

(d) Expiration. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all outstanding portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable immediately following the of tenth (10th) anniversary of the Grant Date (such date, the “Option Expiration Date”).

(e) Forfeiture. Except as otherwise expressly provided for in Section 3(b) or Section 3(c), any outstanding and unvested portion of the Option shall be immediately forfeited upon the Participant’s Termination of Employment for any reason. For the avoidance of doubt, in the event that the Participant fails to execute, deliver and not revoke the release of claims provided for in Section 3(b) or Section 3(c), as applicable, any portion of the Option that remains outstanding and unvested as of the sixtieth (60th) day following the date on which the Qualifying Termination occurs shall be forfeited and cancelled as of such sixtieth (60th) day without consideration therefor. Additionally, in the event of the Participant’s Termination of Employment by the Company or the Company Entity that is the Participant’s actual employing entity for Cause, all outstanding portions of the Option, whether or not vested, shall be forfeited and cancelled without consideration therefor effective as of the date of such Termination of Employment.

4. Exercise Following Termination. Subject to the terms of the Plan and this Agreement, the Option, to the extent vested and non-forfeitable at the time of the Participant’s Termination, shall remain exercisable as follows:

(a) Qualifying Termination. In the event of a Qualifying Termination, the vested portion of the Option, including any portion that vests pursuant to and subject to the terms and conditions of Section 3(b) or Section 3(c) above, as applicable, shall remain exercisable until the earlier of (i) the later of (A) the first anniversary of the date of such Termination of Employment and (B) the eighteen (18) month anniversary of the Grant Date, and (ii) the Option Expiration Date.

(b) Resignation without Good Reason. In the event of the Participant’s Termination of Employment by the Participant without Good Reason, the vested portion of the Option shall remain exercisable until the earlier of (i) ninety (90) days from the date of such Termination of Employment, and (ii) the Option Expiration Date.

5. Method of Exercise and Payment. Subject to Section 13.4 of the Plan and the terms and conditions of the Plan and this Agreement, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Section 6.4(d) of the Plan.

6. Non-Transferability. The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned, pledged, encumbered or otherwise disposed of or hypothecated in any way by the Participant (or any beneficiary of the Participant who holds the Option as a result of a Transfer by will or by the laws of descent and distribution), other than by testamentary disposition by the Participant or the laws of descent and distribution. Notwithstanding the foregoing, in accordance with Section 6.4(e) of the Plan, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7. Restrictive Covenants. By executing this Agreement, the Participant agrees to all of the terms, conditions and restrictions imposed by this Agreement and acknowledges the importance to the Company and its Affiliates (hereinafter referred to collectively as “Avaya”) of protecting their Confidential Information (as defined below) and other legitimate business interests, including, without limitation, the valuable trade secrets and good will that they develop or acquire. The Participant further acknowledges that Avaya is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its Confidential Information and industry reputation, and that obtaining agreements such as this one from its employees and other service providers is reasonable and necessary. The Participant undertakes the obligations in this Agreement in consideration of the Participant’s relationship with Avaya, this Agreement, the Participant being granted access to trade secrets and other Confidential Information of Avaya, and for other good and valuable consideration, the receipt and sufficiency of which the Participant acknowledges. As used in this Agreement, “relationship” refers to the Participant’s employment or association as an employee, advisor or consultant with Avaya, as applicable.

8. Loyalty and Conflicts of Interest.

(a) Exclusive Duty. During the Participant’s relationship with Avaya, the Participant will not engage in any other business activity that creates a conflict of interest except as permitted by the Company’s Code of Conduct, as in effect from time to time.

(b) Compliance with Avaya Policy. The Participant will comply with all lawful policies, practices and procedures of Avaya, as these may be implemented and/or changed by Avaya from time to time. Without limiting the generality of the foregoing, the Participant acknowledges that Avaya may from time to time have agreements with other Persons which impose obligations or restrictions on Avaya regarding Intellectual Property (as defined below), created during the course of work under such agreements and/or regarding the confidential nature of such work. The Participant will comply with and be bound by all such obligations and restrictions which Avaya conveys to the Participant and will take all actions necessary (to the extent within the Participant’s power and authority) to discharge the obligations of Avaya under such agreements.

9. Confidentiality.

(a) Nondisclosure and Nonuse of Confidential Information. All Confidential Information which the Participant creates or has access to as a result of the Participant’s relationship with Avaya is and shall remain the sole and exclusive property of Avaya. The Participant will never, directly or indirectly, use or disclose any Confidential Information, except (i) as required for the proper performance of the Participant’s regular duties for Avaya, (ii) as expressly authorized in writing in advance by the Company’s General Counsel, (iii) as required by applicable law or regulation, or (iv) as may be reasonably determined by the Participant to be necessary in connection with the enforcement of the Participant’s rights in connection with this Agreement. This restriction shall continue to apply after the Participant’s Termination or any restriction time period set forth in this Agreement, howsoever caused. The Participant shall furnish prompt notice to the Company’s General Counsel of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement and shall provide the Company with a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit. “Confidential Information” shall mean any and all information of Avaya, whether or not in writing, that is not generally known by others with whom Avaya competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against Avaya, including, but not limited to, (A) all proprietary information of Avaya, including, but not limited to, the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of Avaya, (B) the development, research, testing, marketing and financial activities and strategic plans of Avaya, (C) the manner in which Avaya operates, (D) its costs and sources of supply, (E) the identity and special needs of the customers, prospective customers and subcontractors of Avaya, and (F) the people and organizations with whom Avaya has business relationships and the substance of those relationships. Without limiting the generality of the foregoing,

Confidential Information shall specifically include: (1) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (2) any and all vendor, supplier and purchase records, including, without limitation, the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (3) any and all customer lists and customer and sales records, including, without limitation, the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by Avaya. Confidential Information also includes any information that Avaya may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (x) is known or becomes known to the public in general (other than as a result of a breach of this Section 9 by the Participant), (y) is or has been independently developed or conceived by the Participant without use of Avaya’s Confidential Information or (z) is or has been made known or disclosed to the Participant by a third party without a breach of any obligation of confidentiality such third party may have to the Participant of which the Participant is aware.

(b) Permissible Disclosure. Nothing in this Agreement shall prohibit or restrict Avaya, the Participant or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement or the Plan, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or the Plan prohibits or restricts Avaya or the Participant from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(c) Trade Secrets. Pursuant to 18 U.S.C. § 1833(b), the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Avaya that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Participant files a lawsuit for retaliation by Avaya for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, so long as the Participant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement or the Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

(d) Use and Return of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of Avaya, and any copies (including, without limitation, electronic), in whole or in part, thereof (the “Documents,” and each individually, a “Document”), whether or not prepared by the Participant, shall be the sole and exclusive property of Avaya. Except as required for the proper performance of the Participant’s regular duties for Avaya or as expressly authorized in writing in advance by Avaya, the Participant will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of Avaya. The Participant will safeguard, and return to Avaya, immediately upon the Participant’s Termination, and at such other times as may be specified by Avaya, all Documents and other property of Avaya, and all documents, records and files of its customers, subcontractors, vendors, and suppliers (“Third-Party Documents,” and each individually, a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Participant’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Participant may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media to Avaya and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of Avaya, the Participant will disclose all passwords necessary or desirable to enable Avaya to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 9(d) to the contrary, the Participant shall be permitted to retain copies of all Documents evidencing the Participant’s hire, equity (including this Agreement), compensation rate and benefits, and any other agreements between the Participant and Avaya that the Participant has signed or electronically accepted.

10. Non-Competition, Non-Solicitation, and Other Restricted Activity.

(a) Non-Competition. During the Participant’s relationship with Avaya and for a period of twelve (12) months immediately following the Participant’s Termination for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, whether paid or not, (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate himself or herself with, any business whose business, product(s) or operations are in any respect competitive with or otherwise similar to Avaya’s business. The foregoing covenant shall cover the Participant’s activities in every part of the Territory. “Territory” shall mean (A) all states of the United States of America from which Avaya derived revenue or conducted business at any time during the two (2)-year period prior to the date of the Participant’s Termination; and (B) all other countries from which Avaya derived revenue or conducted business at any time during the two (2)-year period prior to the date of the Participant’s Termination. The foregoing shall not prevent: (1) passive ownership by the Participant of no more than two percent (2%) of the equity securities of any publicly traded company; or (2) the Participant providing services to a division or subsidiary of a multi-division entity or holding company, so long as (x) no division or subsidiary to which the Participant provides services is in any way competitive with or similar to the business of Avaya, and (y) the Participant is not involved in, and does not otherwise engage in competition on behalf of, the multi-division entity or any competing division or subsidiary thereof.

(b) Good Will. Any and all good will which the Participant develops during the Participant’s relationship with Avaya with any of the customers, prospective customers, subcontractors or suppliers of Avaya shall be the sole, exclusive and permanent property of Avaya, and shall continue to be such after the Participant’s Termination, howsoever caused.

(c) Non-Solicitation of Customers. During the Participant’s relationship with Avaya and for a period of twelve (12) months immediately following the Participant’s Termination for any reason, whether voluntary or involuntary, the Participant will not, directly or indirectly, contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any customer of Avaya for the purposes of conducting business that is competitive with or similar to that of Avaya or for the purpose of disadvantaging Avaya’s business in any way; provided that this restriction applies (i) only with respect to those customers who are or have been a customer of Avaya at any time within the immediately preceding one (1)-year period or whose business has been solicited on behalf of Avaya by any of its officers, employees or agents within said one (1)-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Participant has performed work for such customer during the Participant’s relationship with Avaya, has been introduced to, or otherwise had contact with, such customer as a result of the Participant’s relationship with Avaya, or has had access to Confidential Information which would assist in the solicitation of such customer. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

(d) Non-Solicitation / Non-Hiring of Employees and Independent Contractors. During the Participant’s relationship with Avaya and for a period of twelve (12) months immediately following the Participant’s Termination for any reason, whether voluntary or involuntary, the Participant will not, and will not assist anyone else to, (i) hire or solicit for hiring any employee of Avaya or seek to persuade or induce any employee of Avaya to discontinue employment with Avaya, or (ii) hire or engage any independent contractor providing services to Avaya, or solicit, encourage or induce any independent contractor providing services to Avaya to terminate or diminish in any substantial respect its relationship with Avaya. For the purposes of this Section 10(d), an “employee” or “independent contractor” of Avaya is any person who is or was such at any time within the six (6)-month period immediately preceding the date of the prohibited conduct. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

(e) Non-Solicitation of Others. The Participant agrees that for a period of twelve (12) months immediately following the Participant’s Termination, for any reason, whether voluntary or involuntary, the Participant will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Avaya at any time during the two (2)-year period preceding the Participant’s Termination, to terminate or adversely modify any business relationship with Avaya, or not to proceed with, or enter into, any business relationship with Avaya, nor shall the Participant otherwise interfere with any business relationship between Avaya and any such franchisee, joint venture, supplier, vendor or contractor.

(f) Non-Disparagement. Except as provided in Section 9 above or in connection with the good faith performance of the Participant’s duties, the Participant agrees that, both during and after the Participant’s relationship with Avaya, the Participant will not, whether in private or in public, whether orally, in writing, or otherwise, whether directly or indirectly, make, publish, encourage, ratify, or authorize; or aid, assist, or direct any other person or entity in making or publishing, any statements that in any way defame, criticize, malign, impugn, denigrate, reflect negatively on, or disparage the Avaya Parties (which means, collectively, (i) the Company and each of its Affiliates (solely to the extent the Participant has (or could reasonably be expected to have) knowledge that an entity is an Affiliate) and Subsidiaries and (ii) each and all of their respective shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives and agents (solely to the extent the Participant has (or could reasonably be expected to have) knowledge of their capacity as such)), or place any of the Avaya Parties in a negative light, in any manner whatsoever.

(g) Notice of New Address and Employment. During the twelve (12)-month period immediately following the Participant’s Termination for any reason, whether voluntary or involuntary, the Participant shall promptly provide Avaya with pertinent information concerning each new job or other business activity in which the Participant engages or plans to engage during such twelve (12)-month period as Avaya may reasonably request in order to determine the Participant’s continued compliance with the Participant’s obligations under this Agreement. The Participant shall notify any new employer(s) of the Participant’s obligations under this Agreement, and hereby consents to notification by Avaya to such employer(s) concerning the Participant’s obligations under this Agreement. Avaya shall treat any such notice and information as confidential and shall not use or disclose the information contained therein except to enforce its rights hereunder. Any breach of this Section 10(g) shall constitute a material breach of this Agreement.

(h) Acknowledgement of Reasonableness; Remedies. In signing this Agreement, the Participant gives Avaya assurance that the Participant has carefully read and considered all the terms and conditions of this Agreement. The Participant acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of Avaya, that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which he or she is bound by them. The Participant will never assert, or permit to be asserted on the Participant’s behalf, in any forum, any position contrary to the foregoing. Were the Participant to breach any of the provisions of this Agreement, the harm to Avaya would be irreparable. Therefore, in the event of such a breach or threatened breach, Avaya shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and the Participant agrees that injunctive relief is an appropriate remedy to address any such breach. Without limiting the generality of the foregoing, or other forms of relief available to Avaya, in the event of the Participant’s breach of any of the provisions of this Agreement, the Participant’s Award will be forfeited for no consideration and, if payment in respect of the Participant’s Award has been made, the Participant will be obligated to return the proceeds to Avaya.

(i) Unenforceability. In the event that any provision of Section 8, Section 9, Section 10 or Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The twelve (12)-month period of restriction set forth in Section 10(a), Section 10(c), Section 10(d) and Section 10(e) hereof and the twelve (12)-month period of obligation set forth in Section 10(g) hereof shall be tolled, and shall not run, during any period of time in which the Participant is in violation of the terms thereof, in order that Avaya shall have the agreed-upon temporal protection recited herein.

(j) Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 10 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at Avaya, they shall not apply if the Participant is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Participant is licensed as an attorney.

(k) Attorneys’ Fees and Costs. Except as prohibited by law, the Participant shall indemnify Avaya from any and all costs and fees, including attorneys’ fees, incurred by Avaya in successfully enforcing the terms of this Agreement against the Participant (including, but not limited to, a court partially or fully granting any application, motion, or petition by Avaya for a temporary restraining order, preliminary injunction, or permanent injunction), as a result of the Participant’s breach or threatened breach of any provision contained herein. Avaya shall be entitled to recover from the Participant its costs and fees incurred to date at any time during the course of a dispute (i.e., final resolution of such dispute is not a prerequisite) upon written demand to the Participant.

(l) Enforcement. Avaya agrees that it will not seek to enforce any violation of Section 10(a), Section 10(c), Section 10(d) or the portion of Section 10(e) that prohibits the Participant from hiring Avaya employees and independent contractors that primarily takes place in the State of California, during any period of time when such enforcement is contrary to or otherwise prohibited by California law or regulation.

11. Intellectual Property.

(a) In signing this Agreement, the Participant hereby assigns and shall assign to Avaya all of the Participant’s rights, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Participant during the period of the Participant’s relationship with Avaya, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (i) in the course of such relationship, (ii) relating to the actual or anticipated business or research development of Avaya, or (iii) with the use of Avaya time, material, private or proprietary information, or facilities, except as provided in Section 11(d) below.

(b) The Participant will, without charge to Avaya, but at its expense, execute a specific assignment of title to Avaya and do anything else reasonably necessary to enable Avaya to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

(c) The Participant acknowledges that the copyrights in Intellectual Property created within the scope of the Participant’s relationship with Avaya belong to Avaya by operation of law.

(d) The Participant has previously provided to Avaya a list (the “Prior Invention List”) describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Participant prior to the Participant’s relationship with Avaya, which belong to the Participant and which are not assigned to Avaya hereunder (collectively referred to as “Prior Inventions”); and, if no Prior Invention List was previously provided, the Participant represents and warrants that there are no such Prior Inventions.

(e) Exception to Assignments. THE PARTICIPANT UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF INTELLECTUAL PROPERTY (AS DEFINED ABOVE) TO AVAYA DO NOT APPLY TO ANY INTELLECTUAL PROPERTY THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (SET FORTH IN ITS ENTIRETY BELOW). THE PARTICIPANT WILL ADVISE AVAYA PROMPTLY IN WRITING OF ANY INVENTIONS THAT THE PARTICIPANT BELIEVES MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND WHICH WERE NOT OTHERWISE DISCLOSED ON THE PRIOR INVENTION LIST PREVIOUSLY DELIVERED TO AVAYA TO PERMIT A DETERMINATION OF OWNERSHIP BY AVAYA. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

12. Compliance with Other Agreements and Obligations. The Participant represents and warrants that the Participant’s employment or other relationship with Avaya and execution and performance of this Agreement, including the restrictive covenants in Section 8, Section 9, Section 10 and Section 11, will not breach or be in conflict with any other agreement to which the Participant is a party or is bound, and that the Participant is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Participant’s obligations hereunder or the Participant’s duties and responsibilities to Avaya, except as disclosed in writing to the Company’s General Counsel no later than the time an executed copy of this Agreement is returned by the Participant. The Participant will not disclose to or use on behalf of Avaya, or induce Avaya to use, any proprietary information of any previous employer or other third party without that party’s consent.

13. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof. Any suit, action or proceeding with respect to this Agreement shall be governed by Section 13.9 of the Plan.

14. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter; provided however, that the restrictive covenants contained in Sections 8 through 12 hereof are in addition to and not in lieu of any other restrictive covenants by which the Participant may be bound. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

15. Notices; Electronic Delivery and Acceptance. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future Options that may be awarded under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting this Option Award, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16. No Right to Employment or Service. Any questions as to whether and when there has been a Termination of Employment and the cause of such Termination of Employment shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

17. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.

18. Compliance with Laws. The grant of the Option (and the issuance of the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to grant the Option or issue any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the issuance of any Option Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

19. Binding Agreement. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.

20. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

22. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

23. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

24. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation.

25. Acceptance of Agreement. Notwithstanding anything herein to the contrary, in order for this Award to become effective, the Participant must acknowledge acceptance of this Agreement no later than the sixtieth (60th) day following the Grant Date (the “Final Acceptance Date”). If the Participant’s acceptance of this Agreement does not occur by the Final Acceptance Date, then the entire Award will be forfeited and cancelled without any consideration therefor, except as otherwise determined in the Committee’s sole and absolute discretion.

26. No Waiver. No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

27. No Rights as a Stockholder. The Participant’s interest in the Option shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the shares of Common Stock unless and until such shares have been issued to the Participant upon exercise in accordance with Section 4.

28. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [•].

AVAYA HOLDINGS CORP.

By:

Name: Patrick J. O’Malley, III
Title: Senior Vice President and Chief Financial Officer

PARTICIPANT

[To be executed electronically.]

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